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EXHIBIT 5.1

[Letterhead of Debevoise & Plimpton]

November 24, 2003

Protective Life Insurance Company
2801 Highway 280 South
Birmingham, Alabama 35223

Protective Life Insurance Company
$450,000,000 3.70% Secured Medium-Term Notes

Ladies and Gentlemen:

        We have acted as special counsel to Protective Life Insurance Company, a Tennessee stock life insurance company ("Protective Life"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), by Protective Life, of: (i) a Registration Statement on Form S-3 (File No. 333-100944), as amended by Amendment No. 1 filed with the Commission on November 7, 2003 and Amendment No. 2 filed with the Commission on November 12, 2003 (the "Registration Statement"), including a prospectus (the "Prospectus") relating to secured notes, (ii) a prospectus supplement, dated November 12, 2003, as filed with the Commission pursuant to Rule 424(b)(3) of the Act and relating to secured medium-term notes and (iii) a pricing supplement, dated November 17, 2003, as filed with the Commission pursuant to Rule 424(b)(5) of the Act and relating to the issuance and sale of $450,000,000 3.70% Secured Medium-Term Notes (the "Notes") by Protective Life Secured Trust 2003-1 (the "Trust"), pursuant to the Indenture, dated as of November 24, 2003 (the "Indenture"), entered into between the Trust and The Bank of New York, as indenture trustee (the "Indenture Trustee").

        In so acting, we have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of such corporate records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. In all such examinations, we have assumed without independent investigation or inquiry the legal capacity of all natural persons executing documents, the genuineness of all signatures on original or certified copies, the authenticity of all original or certified copies and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies. We have relied as to factual matters upon, and have assumed the accuracy of, representations, statements and certificates of or from public officials and of or from officers and representatives of all persons whom we have deemed appropriate.

        Based on the foregoing, and subject to the further qualifications set forth below, we are of the opinion that the Notes are valid and binding obligations of the Trust, enforceable against the Trust in accordance with their terms.

        The foregoing opinion is limited by and subject to the effects of: (i) bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization or moratorium laws or other similar laws relating to or affecting enforcement of creditors' rights or remedies generally and (ii) general principles of equity (whether such principles are considered in a proceeding at law or equity), including the discretion of the court before which any proceeding may be brought, concepts of good faith, reasonableness and fair dealing, and standards of materiality.

        We express no opinion as to the effect of any Federal or state laws regarding fraudulent transfers or conveyances. We express no opinion as to the laws of any jurisdiction other than the Federal laws of the United States and the laws of the State of New York and the State of Delaware, as currently in effect. In particular (and without limiting the generality of the foregoing) we express no opinion: (i) concerning the laws of any country (other than the Federal laws of the United States of America) or as to the effect of such laws (whether limiting, prohibitive or otherwise) on any of the rights or obligations of the Trust, the holders of the Notes, or any other party to or beneficiary of the Indenture or the Notes or (ii) concerning the effect, if any, of any law of any jurisdiction (except the State of New York) in which any holder of the Notes is located that limits the rate of interest that such holder may charge or collect. We express no opinion as to: (i) judgments in currencies other than United States dollars or (ii) the perfection or priority of any security interest in the collateral securing the Trust's obligations under the Notes. We have exclusively relied, with your permission, as to all matters involving the law of the State of Delaware, upon the opinion of Richards, Layton & Finger, P.A., special Delaware counsel to Protective Life, dated today and addressed to you.

        We consent to the filing of this opinion as an exhibit to Protective Life's Form 8-K to be filed on November 26, 2003, incorporated by reference in the Registration Statement and to the use of our name under the heading "Legal Matters" in the Prospectus. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

                      Very truly yours,

                      /s/ Debevoise & Plimpton

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  EXHIBIT 5.1